Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 06/25/2020 02:02 PM
Original ID: 2017-000769478
Amendment ID: 2020-002866101

Profit Corporation
Articles of Amendment

1. Corporation name:

PHI GROUP, INC.

2. Article number(s) 10. is amended as follows:

**Article number(s) is not your filing ID number. Example: 2000-000123456*

10. Aggregate number of shares or other ownership units which the Corporation has the authority to issue:

A. TOTAL AUTHORIZED CAPITAL:
Forty billion (40,000,000,000) shares of Common Stock with a par value of $0.001 per share and Five Hundred Million (500,000,000) shares of Preferred Stock with a par value of $0.001 per share.

The rights and terms associated with the shares of Preferred Stock will be determined by the Board of Directors of the Corporation.

B. DESIGNATIONS OF PREFERRED STOCK: As specified in pages 1 through 4 of the attached "DESIGNATIONS OF PREFERRED STOCK OF PHI GROUP, INC." herewith.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on June 17, 2020
(Date – mm/dd/yyyy)

Received
JUN 22 2020
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]

(May be executed by Chairman of Board, President or another of its officers.)

Date: June 17, 2020 *(mm/dd/yyyy)*

Print Name: HENRY FAHMAN

Title: Chairman and Chief Executive Officer

Contact Person: HENRY FAHMAN

Daytime Phone Number: +1-714-642-0571

Email: info@phiglobal.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ Please submit one **originally signed** document.
- ☑ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☑ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☑ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

DESIGNATIONS OF PREFERRED STOCK
OF PHI GROUP, INC.

I. CLASS A PREFERRED STOCK

A. DESIGNATIONS, AMOUNTS AND DIVIDENDS

1. Class A Series I Cumulative Convertible Redeemable Preferred Stock

a. Designation: Fifty million (50,000,000) shares of the authorized 500,000,000 shares of Preferred Stock, with a par value of $0.001 per share, are designated as Class A Series I Cumulative Convertible Redeemable Preferred Stock

b. Number of Shares: The number of shares of Class A Series I Preferred Stock authorized shall be fifty million (50,000,000) shares.

c. Dividends: Each holder of Class A Series I Preferred Stock is entitled to receive ten percent (10%) non-compounding cumulative dividends per annum, payable semi-annually.

2. Class A Series II Cumulative Convertible Redeemable Preferred Stock

a. Designation. Two hundred million (200,000,000) shares of the authorized 500,000,000 shares of Preferred Stock, with a par value of $0.001 per share, are designated Class A Series II Cumulative Convertible Redeemable Preferred Stock (the "**Class A Series II Preferred Stock**").

b. Number of Shares. The number of shares of Class A Series II Preferred Stock authorized shall be two hundred million (200,000,000) shares.

c. Dividends: Each holder of Class A Series II Preferred Stock is entitled to receive eight percent (8%) cumulative dividends per annum, payable semi-annually.

3. Class A Series III Cumulative Convertible Redeemable Preferred Stock

a. Designation. Fifty million (50,000,000) shares of the authorized 500,000,000 shares of Preferred Stock, with a par value of $0.001 per share, are designated as Class A Series III Cumulative Convertible Redeemable Preferred Stock (the "**Class A Series III Preferred Stock** ").

b. Number of Shares. The number of shares of Class A Series III Preferred Stock authorized shall be fifty million (50,000,000) shares.

c. Dividends: Each holder of Class A Series III Preferred Stock is entitled to receive eight percent (8%) cumulative dividends per annum, payable semi-annually.

4. Class A Series IV Cumulative Convertible Redeemable Preferred Stock

a. Designation. One hundred ninety-nine million (199,000,000) shares of the authorized 500,000,000 shares of Preferred Stock, with a par value of $0.001 per share, are designated as Class A Series IV Cumulative Convertible Redeemable Preferred Stock (the "**Class A Series IV Preferred Stock** ").

b. Number of Shares. The number of shares of Class A Series IV Preferred Stock authorized shall be one hundred ninety-nine million (199,000,000) shares.

c. Dividends: To be determined by the Corporation's Board of Directors.

B. CONVERSION

1. Conversion of Series I, Series II and/or Series IV, Class A Preferred Stock into Common Stock of PHI Group, Inc.

Each share of the Class A Preferred Stock, either Series I, Series II or Series IV shall be convertible into the Company's Common Stock any time after two years from the date of issuance at a Variable Conversion Price (as defined herein) of the Common Stock. The "Variable Conversion Price" shall mean 75% multiplied by the Market Price (as defined herein) (representing a discount rate of 25%). "Market Price" means the average Trading Price for the Company's Common Stock during the ten (10) trading-day period ending one trading day prior to the date the Conversion Notice is sent by the Holder of the Class A Preferred Stock to the Company via facsimile or email (the "Conversion Date"). "Trading Price" means, for any security as of any date, the closing price on the OTC Markets, OTCQB, NASDAQ Stock Markets, or applicable trading market as reported by a reliable reporting service ("Reporting Service") mutually acceptable to the Company and Holder of the Class A Preferred Stock.

2. Conversion of Series I, Series II and/or Series IV Class A Preferred Stock into Common Stock of a subsidiary of PHI Group, Inc.

Alternatively, each share of the Class A Preferred Stock, either Series I, Series II and/or Series IV, may be convertible into Common Stock of a subsidiary of PHI Group, Inc.'s, to be determined by the Company's Board of Directors, any time after such subsidiary has become a fully-reporting publicly traded company for at least three months, at a Variable Conversion Price (as defined herein). The Variable Conversion Price to be used in connection with the conversion into Common Stock of a subsidiary of PHI Group, Inc.'s shall mean 50% multiplied by the Market Price (as defined herein), representing a discount rate of 50%, of that Common Stock. "Market Price" means the average Trading Price for the Common Stock of said subsidiary of PHI Group, Inc.'s during the ten (10) trading-day period ending one trading day prior to the date the Conversion Notice is sent by the Holder of the Preferred Stock to the Company via facsimile or email (the "Conversion Date"). "Trading Price" means, for any security as of any date, the closing price on the OTC Markets, OTCQB, NASDAQ Stock Markets, NYSE or applicable trading market as reported by a reliable reporting service ("Reporting Service") mutually acceptable to the Company, said subsidiary and Holder of the Class A Preferred Stock."

3. Conversion of Class A Series III Preferred Stock of PHI Group, Inc. into Common Stock of American Pacific Plastics, Inc., a subsidiary of PHI Group, Inc.'s.

The entire Class A Series III Preferred Stock of PHI Group, Inc. (i.e. fifty million (50,000,000) shares) may be convertible into eighty percent (80%) American Pacific Plastics, Inc.'s Common Stock which will have been issued and outstanding immediately after such conversion or exchange on a pro rata basis.

4. Conversion Shares.

The amount of shares of Common Stock of PHI Group, Inc., or alternatively, of a subsidiary of PHI Group, Inc.'s, to be received by Holder at the time of conversion of Class A Series I, Series II or Series IV Preferred Stock of PHI Group, Inc. will be based on the following formula:

$$\textbf{Amount of CS} = \frac{\textbf{OIP} + \textbf{AUD}}{\textbf{VCP}}$$

Where **CS**: Common Shares of PHI Group, Inc., or alternatively, of a subsidiary of PHI Group, Inc.'s.

OIP: Original Issue Price of Class A Series I, Series II or Series IV Preferred Stock of PHI Group, Inc.

AUD: Accrued and Unpaid Dividends.

VCP: Variable Conversion Price of PHI Common Stock or of a subsidiary of PHI Group, Inc.'s as defined above.

C. REDEMPTION RIGHTS

The Corporation, after a period of two years from the date of issuance, may at any time or from time to time redeem the Class A Preferred Stock, either Series I, Series II, Series III or Series IV, in whole or in part, at the option of the Company's Board of Directors, at a price equal to one hundred twenty percent (120%) of the original purchase price of the Class A Preferred Stock or of a unit consisting of any shares of Class A Preferred Stock and any warrants attached thereto, plus, in each case, accumulated and unpaid dividends to the date fixed for redemption.

D. LIQUIDATION

Upon the occurrence of a Liquidation Event (as defined below), the holders of Class A Preferred Stock are entitled to receive net assets on a pro rata basis. As used herein, "**Liquidation Event**" means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Class A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Class A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the "**Permitted Merger**"), unless the holders of the shares of Class A Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Class A Preferred Stock elect otherwise.

E. RANK

All shares of the Class A Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Class A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Class A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

F. VOTING RIGHTS

Class A Series I, II, III and IV Preferred Stock of PHI Group, Inc. shall have no voting rights.

G. PROTECTION PROVISIONS

So long as any shares of Class A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the majority written consent of the holders of Class A Preferred Stock, alter or change the rights, preferences or privileges of the Class A Preferred Stock so as to affect adversely the holders of Class A Preferred Stock.

H. MISCELLANEOUS

1. **Status of Redeemed Stock**: In case any shares of Class A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Class A Preferred Stock.

2. **Lost or Stolen Certificates**: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the holder of Class A Preferred Stock contemporaneously requests the Corporation to convert such holder's Class A Preferred Stock into Common Stock.

3. **Waiver**: Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Class A Preferred granted hereunder may be waived as to all shares

of Class A Preferred Stock (and the holders thereof) upon the majority written consent of the holders of the Class A Preferred Stock.

4. **Notices**: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

PHI GROUP, INC.
30 N Gould Street, Suite R
Sheridan, WY 82801
Facsimile: 702-472-8556
Email: info@phiglobal.com

If to the holders of Class A Preferred Stock:
To the address of the shareholders of Class A Preferred Stock as to be listed in the Corporation's Books and Records.

II. CLASS B PREFERRED STOCK

1. Class B Series I Preferred Stock

a. Designation: One million (1,000,000) shares of the authorized 500,000,000 shares of Preferred Stock, with a par value of $0.001 per share, are designated as Class B Series I Preferred Stock.

b. Number of Shares: The number of shares of Class B Series I Preferred Stock authorized will be one million (1,000,000) shares.

c. Dividend: None

d. Voting rights: Except as provided by law, the shares of Class B Series I Preferred Stock shall have the same right to vote or act on all matters on which the holders of Common Stock have the right to vote or act and the holders of the shares of Class B Series I shall be entitled to notice of any stockholders' meeting or action as to such matters on the same basis as the holders of Common Stock, and the holders of Common Stock and shares of Class B Series I shall vote together or act together thereon as if a single class on all such matters; provided, in such voting or action each one share of Class B Series I shall be entitled to one hundred thousand (100,000) votes.